FOR IMMEDIATE RELEASE


                         EMERGING VISION, INC. ANNOUNCES
                  DECISION TO APPEAL NASDAQ'S DETERMINATION TO
                        DELIST ITS SHARES OF COMMON STOCK


     EAST MEADOW, NEW YORK (BUSINESS WIRE) - July 12, 2001 - Emerging Vision, Inc. (NASDAQ: ISEE) today announced that, on July 6, 2001, it received a notice from the Nasdaq Stock Market, Inc. ("Nasdaq") of its Staff's decision that
Emerging Vision had failed to comply with the minimum bid price ($1.00) requirement for the continued listing of its shares of Common Stock on the Nasdaq National Market System ("Nasdaq-NMS"), all as set forth in Nasdaq's Marketplace Rule No. 4450(a)(5), and that such Common Stock was subject to delisting from the Nasdaq NMS, at the opening of business on July 16, 2001, pursuant to Marketplace Rule No. 4310(c)(8)(B).

     In response to such decision, Emerging Vision, in accordance with Nasdaq's Marketplace Rule No. 4815(b), has requested an oral hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), based upon Emerging Vision's authorization (subject to shareholder approval at its 2001 Annual Meeting of Shareholders) to effect a reverse stock split of its issued and outstanding shares of Common Stock. Emerging Vision has been advised by Nasdaq that a hearing request will stay the delisting of its Common Stock pending the Panel's decision. However, there can be no assurance that the Panel will grant the Company's request for continued listing.

About Emerging Vision

     Emerging Vision, Inc. operates one of the largest chains of retail optical stores and the second largest franchised optical chain in the United States, with approximately 225 franchised and company owned stores located in 26 states, Canada and the U.S. Virgin Islands, principally operating under the names "Sterling Optical" and "Site for Sore Eyes."

     All statements contained herein (other than historical facts) are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. Generally, the words "anticipate," "believe," "estimate" and "expects" and similar expressions as they relate to the Company and/or its management are intended to identify forward looking statements.




Contact:
         Emerging Vision, Inc.
         George D. Papadopoulos: 516-390-2138
         george.papadopoulos@sterlingoptical.com